Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2025

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 30, 2025 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2025 results: The Company’s revenues in the second quarter 2025 were $91.5 million, compared to $76.5 million in the second quarter 2024, an increase of $15.0 million, or 19.6%. For the first six months 2025, the Company’s revenues were $182.8 million, compared to $148.2 million in the first six months 2024, an increase of $34.5 million, or 23.3%. The increases in revenues in the second quarter and first six months 2025, compared to the comparable 2024 periods, resulted from increases in sales volumes of the Company’s lime and limestone products, principally to the Company’s construction, environmental, and steel customers, and increases in average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $41.9 million in the second quarter 2025, compared to $34.8 million in the second quarter 2024, an increase of $7.1 million, or 20.3%. The Company’s gross profit in the first six months 2025 was $88.0 million, compared to $65.4 million in the first six months 2024, an increase of $22.6 million, or 34.5%. The increases in gross profit in the second quarter and first six months 2025, compared to the comparable 2024 periods, resulted primarily from the increases in revenues discussed above.

Selling, general and administrative (“SG&A”) expenses were $6.2 million in the second quarter 2025, compared to $4.9 million in the second quarter 2024, an increase of $1.3 million, or 26.8%. SG&A expenses were $12.5 million in the first six months 2025, compared to $9.7 million in the first six months 2024, an increase of $2.7, million or 28.0%. The increases in SG&A expenses in the second quarter and first six months 2025, compared to the comparable 2024 periods, were primarily due to increased personnel expenses, including stock-based compensation.

Other (income) expense, net was $3.1 million and $6.2 million income in the second quarter and first six months 2025, compared to $2.8 million and $5.3 million income in the second quarter and first six months 2024, reflecting increases of $0.3 million and $0.9 million, respectively. The increases in other (income) expense, net for the second quarter and first six months 2025, compared to the comparable 2024 periods, were primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $30.8 million ($1.07 per share diluted) and $64.9 million ($2.26 per share diluted) in the second quarter and first six months 2025, compared to $26.1 million ($0.91 per share diluted) and $48.5 million ($1.69 per share diluted) in the second quarter and first six months 2024, reflecting increases of $4.8 million, or 18.3%, and $16.4 million, or 33.9%, respectively.

“We are pleased with the Company’s strong financial performance in the second quarter 2025. Demand from our construction customers remained solid,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on September 12, 2025 to shareholders of record at the close of business on August 22, 2025.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to demand, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
INCOME STATEMENTS

Revenues	$91,518	$76,545	$182,771	$148,232
Cost of revenues	49,640	41,723	94,737	82,803
Gross profit	$41,878	$34,822	$88,034	$65,429

Selling, general and administrative expenses	6,189	4,882	12,451	9,730
Operating profit	$35,689	$29,940	$75,583	$55,699

Other (income) expense, net	(3,098)	(2,786)	(6,189)	(5,326)
Income tax expense	7,956	6,669	16,828	12,529
Net income	$30,831	$26,057	$64,944	$48,496

Income per share of common stock:
Basic	$1.08	$0.91	$2.27	$1.70
Diluted	$1.07	$0.91	$2.26	$1.69
Weighted-average shares outstanding:
Basic	28,637	28,590	28,630	28,564
Diluted	28,729	28,698	28,728	28,661
Cash dividends per share of common stock	$0.06	$0.05	$0.12	$0.10

			June 30,	December 31,
			2025	2024
BALANCE SHEETS
Assets:
Current assets			$403,446	$354,782
Property, plant and equipment, net			199,223	182,891
Other non-current assets			4,753	5,490
Total assets			$607,422	$543,163
Liabilities and Stockholders’ Equity:
Current liabilities			$18,548	$16,962
Deferred tax liabilities, net			21,370	23,659
Other long-term liabilities			4,213	4,801
Stockholders’ equity			563,291	497,741
Total liabilities and stockholders’ equity			$607,422	$543,163

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